EXHIBIT A


First Trust Dow Jones Select MicroCap Index(SM) Fund
First Trust Value Line(R) Line Arithmetic Index Fund
First Trust Morningstar(R) Dividend Leaders(SM) Index Fund
First Trust NASDAQ-100 Equal Weighted Index(SM) Fund
First Trust NASDAQ-100-Technology Sector Index(SM) Fund
First Trust Ibbotson Core U.S. Equity Allocation Index Fund
First Trust US IPO Index Fund
First Trust AMEX(R) Biotechnology Index Fund
First Trust DB Strategic Value Index Fund
First Trust Dow Jones Internet Index(SM) Fund
First Trust NASDAQ-100 Ex-Technology Sector Index(SM) Fund
First Trust NASDAQ(R) Clean Edge(R) Green Energy Index Fund
First Trust Value Line(R) Equity Allocation Index Fund
First Trust Value Line(R) Dividend Fund
First Trust S&P REIT Index Fund
First Trust ISE-Revere Natural Gas Index Fund
First Trust ISE Water Index Fund
First Trust ISE Chindia Index Fund
First Trust Value Line(R) 100 Exchange-Traded Fund
First Trust NASDAQ(R) ABA(R) Community Bank Index Fund